77Q1(a) Copies of any material amendments to the registrant’s charter or by-laws;

(a)(1)	Schedule A to the Amended and Restated Agreement and Declaration of Trust of the Registrant, filed herewith.

77Q1(e)  Copies of any new or amended registrant investment advisory contracts;

(e)(1)

Amended Exhibit A to the Amended and Restated Investment Management Agreement between the Registrant and the Advisor with Forward Commodity Long/Short Strategy Fund, Forward Core Strategy Long/Short Fund, Forward Credit Analysis Long/Short Fund, Forward Dynamic Income Fund, Forward EM Corporate Debt Fund, Forward Emerging Markets Fund, Forward Equity Long/Short Fund, Forward Floating NAV Short Duration Fund, Forward Global Dividend Fund, Forward Global Infrastructure Fund, Forward International Dividend Fund, Forward International Real Estate Fund, Forward International Small Companies Fund, Forward Real Estate Fund, Forward Real Estate Long/Short Fund, Forward Select EM Dividend Fund, Forward Select Income Fund, Forward Select Opportunity Fund, Forward Small Cap Equity Fund, Forward Tactical Enhanced Fund, and Forward Tactical Growth Fund, filed herewith.

(e)(2)

Amended Exhibit B to the Amended and Restated Investment Management Agreement between the Registrant and the Advisor with Forward Balanced Allocation Fund, Forward Frontier Strategy Fund, Forward Growth Allocation Fund, Forward Growth & Income Allocation Fund, Forward High Yield Bond Fund, Forward Income Builder Fund, Forward Income & Growth Allocation Fund, Forward Investment Grade Fixed Income Fund, Forward Multi-Strategy Fund,  Forward Total MarketPlus Fund, and Forward U.S. Government Money Fund.